EXHIBIT 10.12

                             CHANCELLOR GROUP, INC.

Mr Bradley W. Fischer
1061 Smith Road
Xenia, OH 45385

April 16, 2007

Dear Brad

The Board of Chancellor would like to thank you for your untiring efforts on our behalf and to offer engagement as Chief Executive Officer on the following terms and conditions which we hope reflect the verbal agreement that has been in place:

      o Your duties as CEO commence on the day of closing of the Caldwell property acquisition;

      o     Such appointment is for a four-year period from that date;

      o     You join the Board as a director also on date of closing;

      o     Officers' and Directors' insurance commences on the date of closing;

      o     Commencing salary is $300,000 per annum ($25,000 a month);

      o Within one year, your salary shall be reviewed by a compensation committee of the board, a compensation study at a reasonable cost shall be commissioned and your salary adjusted and a bonus system established for all officers and benefits conditions permitting, such as health insurance implemented so as to be competitive within the industry;

      o     Reimbursement for past out of pocket expenses.

      o Issuance at closing of additional Chancellor Group common stock (in addition to the current one million shares already issued) in the amount of 2,037,751 shares.

      o In the event that during the term of this agreement, you are terminated for reasons other than Cause, then you shall be entitled to 3 years salary, 3 years bonuses, if any, at 100%, full vesting in any stock not so vested, 3 years medical insurance coverage, all to be paid pro rata over the subsequent 36 months. This shall be in lieu of any other claims for such termination.

      o In the event that, during the term of this agreement, there is a change in control, as that term is generally understood in the industry, except that change of control shall not mean the normal changes in directors that may occur from time to time, and should your employment be terminated as a result of this change of control, then you shall be entitled to 3 years salary, 3 years bonuses, if any, at 100%, full vesting in any stock not so vested, 3 years medical insurance coverage and tax re-payment if any of the total package falls under some kind of excess taxation penalty.

                   2840 HWY 95ALT S #7 SILVER SPRINGS NV 89429

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Yours faithfully


/s/ Robert Gordon
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ROBERT GORDON,
CEO.


Agreed and Accepted


/s/ Bradley Fischer
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(BRADLEY FISCHER)